Exhibit 99.1

Qualstar Reports Fiscal 2009 Third Quarter Results

SIMI VALLEY, Calif.--(BUSINESS WIRE)--May 12, 2009--Qualstar® Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions and high efficiency power supplies, today reported financial results for the third quarter of fiscal 2009 ended March 31, 2009.

Fiscal 2009 Third Quarter Financial Results

Revenues for the third quarter of fiscal 2009 were $4.1 million, compared to $5.2 million for the same quarter of fiscal 2008, a decrease of $1.1 million or 20.8 percent. Loss from operations was $924,000 compared to $700,000 in fiscal 2008. Net loss was $720,000, or $(0.06) per basic and diluted share, compared to a net loss of $322,000, or $(0.03) per basic and diluted share for the third quarter of fiscal 2008.

Tape library segment revenues were $3.1 million for the quarter, compared to $4.1 million for the same quarter of the prior year, a decrease of $1.0 million, or 25.2 percent. Power supply segment revenues of $1.0 million for the quarter were lower by $42,000, or 3.9 percent compared to the same quarter of the prior year.

Gross profit decreased to $1.4 million, or 34.3% of net revenues, for the three months ended March 31, 2009, from $1.8 million, or 34.5% of net revenues, for the three months ended March 31, 2008. The decrease in gross profit correlates to the decrease in revenues, partially offset by a change in product mix.

Research and development expenses for the third quarter of fiscal 2009 were $807,000, or 19.7 percent of revenues, compared to $772,000 or 14.9 percent of revenues, for the third quarter of fiscal 2008. Sales and marketing expenses were $679,000, or 16.6 percent of revenues, compared to $810,000 or 15.7 percent of revenues, in the corresponding period last year. The decrease in sales and marketing expense was due to a decrease in commission expense correlated to lower revenues and lower advertising and promotion expenses. General and administrative expenses in the third quarter of fiscal 2009 were $842,000 or 20.5 percent of revenues, compared to $904,000, or 17.5 percent of revenues, for the same period last year. The decrease is primarily due to a decrease in accounting and audit related expenses including fees associated with the Sarbanes Oxley compliance efforts that were completed in fiscal 2008, partially offset by an increase in compensation related expenses, bad debt and legal expenses.

Fiscal 2009 Nine-Month Financial Results

Qualstar reported revenues of $14.1 million for the first nine months of fiscal 2009, compared with $16.6 million for the first nine months of fiscal 2008. The Company’s net loss for the first nine months of fiscal 2009 was $1.3 million or $(0.11) per basic and diluted share, compared with a net loss of $0.6 million, or $(0.05) per basic and diluted share, in the first nine months of fiscal 2008.

Cash, cash equivalents and marketable securities were $28.8 million at March 31, 2009, down from $32.5 million at June 30, 2008. Inventory at March 31, 2008 was $6.9 million, compared to $6.1 million at June 30, 2008.

Commenting on the third quarter results, Bill Gervais, president and chief executive officer of Qualstar said, “While revenues of $4.1 million were within our guidance range, sales of our tape libraries continue to be impacted by the recessionary economic climate and during the third quarter, several potential customers delayed purchase decisions. This was especially evident with our enterprise class XLS product line, where the average sales cycles are longer than they are for our smaller libraries. However, despite the economic uncertainty, we continue to see the XLS appealing to a broad array of end users and we are pleased with the excellent pipeline of potential customers. In addition, I continue to be encouraged by our ability to carefully manage operating expenses and improve manufacturing efficiencies during these challenging times.”

Mr. Gervais concluded, “Our N2Power division enjoyed another solid quarter with revenues of $1.0 million as we completed a large initial order of power supplies to an OEM customer for use in gaming applications. N2Power is an important part of Qualstar’s overall business and we believe N2Power products will continue to generate strong demand due to worldwide requirements for smaller and more energy efficient power supplies.”

Qualstar Corporation Conference Call

Company management will hold a conference call to discuss its fiscal 2009 third quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the “Investors” section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 877-941-1848 or 480-629-9692. An audio replay will be available through May 19, 2009, by calling 800-406-7325 or 303-590-3030, and entering access code 4070890.

About Qualstar Corporation

Qualstar manufactures automated tape libraries and power supplies. Its products are known throughout the world for energy efficiency and rugged, Simply Reliable designs yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide to backup, archive and protect data from incidental and catastrophic loss. Its N2Power brand high efficiency, ultra small switching power supplies are sold to OEM manufacturers worldwide, where very low power consumption is required. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements

Statements concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include the Company’s ability to increase sales of its tape libraries; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design flaws or quality problems; and, adverse changes in market demand for tape libraries or power supplies. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission. In particular, reference is made to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, and to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.

QUALSTAR CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net revenues	$4,098	$5,171	$14,123	$16,552

Cost of goods sold	2,694	3,385	9,362	11,097

Gross profit	1,404	1,786	4,761	5,455

Operating expenses:
Research and development	807	772	2,315	2,270
Sales and marketing	679	810	2,127	2,409
General and administrative	842	904	2,410	2,561
Total operating expenses	2,328	2,486	6,852	7,240

Loss from operations	(924)	(700)	(2,091)	(1,785)

Investment Income	210	378	781	1,215

Loss before income taxes	(714)	(322)	(1,310)	(570)

(Benefit) Provision for income taxes	6	-	4	17

Net loss	$(720)	$(322)	$(1,314)	$(587)

Loss per share:
Basic and Diluted	$(0.06)	$(0.03)	$(0.11)	$(0.05)

Shares used to compute loss per share:
Basic and Diluted	12,253	12,253	12,253	12,253

QUALSTAR CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	March 31,	June 30,
	2009	2008
ASSETS	(Unaudited)	(1)

Current assets:
Cash and cash equivalents	$2,340	$6,744
Marketable securities, short-term	17,224	11,091
Receivables, net of allowance for doubtful accounts of $112 as of
March 31, 2009 and $82 as of June 30, 2008	2,178	2,962
Inventories, net	6,880	6,109
Prepaid expenses and other current assets	426	467

Total current assets	29,048	27,373

Property and equipment, net	414	526
Marketable securities, long-term	9,245	14,703
Other assets	57	55

Total assets	$38,764	$42,657

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$954	$1,197
Accrued payroll and related liabilities	410	519
Other accrued liabilities	866	1,774

Total current liabilities	2,230	3,490

Other long-term liabilities	46	46
Commitments and contingencies
Shareholders' equity:
Common stock, no par value; 50,000 shares authorized, 12,253 shares issued and outstanding as of
March 31, 2009 and June 30, 2008	18,773	18,705
Accumulated other comprehensive income (loss)	191	108
Retained earnings	17,524	20,308
Total shareholders' equity	36,488	39,121

Total liabilities and shareholders' equity	$38,764	$42,657

(1) Derived from audited financial statements

CONTACT:
For more information:
Qualstar Corporation
William J. Gervais, President & CEO, 805-583-7744
gervais@qualstar.com
or
General Information
Financial Relations Board
Lasse Glassen, 213-486-6546
lglassen@mww.com